FORM 3

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.   20549
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public
     Utility Holding Company Act of 1935 or Section 30(f) of the Investment
                             Company Act of 1940

(Print  or  Type  Responses)

1.    Name  and  Address  of  Reporting  Person*
      PEQUOT  CAPITAL  MANAGEMENT,  INC.
      500  NYALA  FARM  ROAD
      WESTPORT,      CT          06880
_______________________________________________________________________________
2.    Date  of  Event  Requiring  Statement
      3/26/99
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3.    IRS  or  Social  Security  Number  of  Reporting  Person  (Voluntary)
________________________________________________________________________________
4.    Issuer  Name  AND  Ticker  or  Trading  Symbol
      MESSAGEMEDIA,  INC.
      MESG
________________________________________________________________________________

5.      Relationship  of  Reporting Person(s) to Issuer (Check all applicable)
       (   )    DIRECTOR                       (  )10%  OWNER
       (   )    OFFICER  (GIVE  TITLE  BELOW)  (X) OTHER (SPECIFY BELOW)(1)
________________________________________________________________________________
6.      If  Amendment,  Date  of  Original

________________________________________________________________________________
7.      Individual  or  Joint/Group  Filing  (Check  Applicable  Line)
       (X)  Form  filed  by  One  Reporting  Person
       ( )  Form  filed  by  More  than  One  Reporting  Person
________________________________________________________________________________
  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
                                    OWNED
1.    Title  of  Security
      (Instr.  3)
      COMMON  STOCK,  $.001  PAR  VALUE
________________________________________________________________________________
2.    Amount  of  Securities  Beneficially  Owned
      2,352,942  (2)
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3.    Ownership  Form:Direct  (D)  or  Indirect  (I)
      I
________________________________________________________________________________
4.    Nature  of  Indirect  Beneficial  Ownership  (Instr.  5)
      INVESTMENT  ADVISER
________________________________________________________________________________


             TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.    Title  of  Derivative  Security  (Instr.  4)
      OPTION  (2)
________________________________________________________________________________
2.    Date  Exercisable  and  Expiration  Date
      DATE  EXERCISABLE:  3/24/00  (3)
      DATE  EXPIRATION:    3/23/09
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3.    Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      COMMON  STOCK,  100,000
________________________________________________________________________________
4.    Conversion  or  Exercise  Price  of  Derivative  Security
      $6.00/SHARE
________________________________________________________________________________
5.    Ownership  Form  of  Derivative  Security:  Direct  (D)  or Indirect (I)
      (I)
________________________________________________________________________________
6.    Nature  of  Indirect  Beneficial  Ownership  (Instr.  5)
     INVESTMENT  ADVISER  (4)
________________________________________________________________________________
Explanation  of  Responses:
(1) THE REPORTING PERSON IS AN INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940 AND HAS VOTING POWER AND INVESTMENT POWER WITH RESPECT TO SECURITIES IN CLIENTS' ACCOUNTS. AN EMPLOYEE OF THE REPORTING PERSON IS A MEMBER OF THE BOARD OF DIRECTORS OF THE ISSUER. THE REPORTING PERSON DISCLAIMS ANY OBLIGATION TO FILE THIS REPORT, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS SUBJECT TO
SECTION  16  WITH  RESPECT  EITHER  TO  THE  ISSUER  OR  SUCH  SECURITIES.
(2) THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP OF THESE SECURITIES, AND THIS REPORT SHALL NOT BE DEEMED AN ADMISSION THAT THE REPORTING PERSON IS THE BENEFICIAL OWNER OF SUCH SECURITIES FOR THE PURPOSES OF
RULE  16A-1(A)(1)    OR    (A)(2)  OR FOR ANY OTHER PURPOSES.
(3) THE OPTION VESTS 25% AT ONE, TWO, THREE AND FOUR YEAR ANNIVERSARY OF THE DATE OF GRANT.
(4) THE SECURITY IS HELD BY AN EMPLOYEE OF THE REPORTING PERSON WHO SERVES ON THE BOARD OF DIRECTORS.

/s/  David  J.  Malat                                               4/5/99
    **Signature  of  Reporting  Person                                    Date

**          Intentional misstatements or omissions of facts constitute Federal
Criminal  Violations.
See  18  U.S.C.  1001  and  15.  U.S.C.  78ff(a).